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                       CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated April 15, 1999, relating to the consolidated balance sheets of Tri-Lite, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three year period ended December 31, 1998 which report appears on page F-2 of the December 31, 1998 annual report on Form 10-K of Tri-Lite, Inc.

/s/ HEIN + ASSOCIATES LLP

HEIN + ASSOCIATES LLP
Certified Public Accountants
Orange, California
October 18, 1999